Exhibit 99.1
CSB BANCORP, INC. REPORTS 15.4% INCREASE IN 2007 EARNINGS PER SHARE
Fourth Quarter and Calendar Year Highlights

	Quarter Ended	Full Year Ended
	December 31, 2007	December 31, 2007

Diluted earnings per share	$.35	$1.42

Net Income	$880,000	$3,514,000

Return on average common equity	9.54%	9.82%

Return on average assets	1.05%	1.07%
Millersburg, Ohio — January 29, 2008 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced fourth quarter 2007 net income of $880 thousand, or $.35 per basic and diluted share, as compared to $846 thousand, or $.34 per basic and diluted share for the same period in 2006.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.54% and 1.05%, respectively, compared with 9.65% and 1.05% for the fourth quarter of 2006.
For the full year of 2007, the Company reported net income of $3.51 million, or $1.42 per diluted share, up from $3.11 million, or $1.23 per diluted share in 2006. Full year ROE and ROA were 9.82% and 1.07%, respectively, compared to 8.95% and .97% in 2006.
“These fourth quarter and year-end results reflect our continued focus on delivering consistently higher returns to our shareholders, said Eddie Steiner, President and CEO. “We continue to grow our balance sheet and earnings while controlling operating expenses in a challenging banking environment and time of general economic uncertainty. Our net interest margin of 4.34% for the quarter and 4.35% for the year has been maintained without shifting to higher credit risk profiles within our investment or loan portfolios.”

Revenue, defined as net interest income on a fully tax-equivalent basis plus non-interest income net of securities transactions, totaled $4.1 million for the fourth quarter of 2007 compared with $4.0 million in the prior-year fourth quarter, an increase of 3.1%. Revenue increased 2.9% for the full year of 2007 to $16.5 million, as compared to $16.0 million in 2006.
The Company’s fourth quarter efficiency ratio, defined as operating expenses divided by revenue, was 65.4% as compared to same quarter results in the prior year of 64.5%. For the full year of 2007, the efficiency ratio declined (improved) to 64.9% versus the prior year’s 68.1%.
Non-interest expense totaled $2.7 million during the quarter, an increase of $117 thousand, or 4.5%, from fourth quarter 2006. For the full year ended December 31, 2007, non-interest expense declined $214 thousand, or 2.0% versus the prior full year. Prior year non-interest expense included a pre-tax charge of $237 thousand from an isolated irregularity regarding cash assets, of which all but $50,000 deductible was recovered under an insurance claim. Without the prior year irregularity charge, current year non-interest expenses would have increased by $23 thousand, or 0.2%.
Federal income tax expense was $420 thousand for fourth quarter 2007, compared to $398 thousand for the same quarter in 2006. Full year income tax of $1.7 million for 2007 reflects an effective tax rate of 32.3% compared to an effective tax rate of 31.5% in 2006. The increase in the effective tax rate for 2007 was primarily the result of comparatively lower tax-free interest income due to sales and maturities of bonds within the Company’s tax-free investment portfolio during both 2006 and 2007.
Average deposit balances grew by $2.6 million during the fourth quarter, an increase of 1.0% over third quarter 2007. For the year-ended December 31, 2007, average deposit balances increased $5.7 million or 2.3% above the prior year average.
Total assets averaged $332.2 million during the quarter, an increase of $11.8 million, or 3.7% from the same quarter in the prior year. Average loan balances of $249.4 million reflect an increase of $19.4 million, or 8.4%, over fourth quarter prior year, while average securities balances decreased $7.8 million, or 10.9% as compared to fourth quarter 2006.
Assets totaled $350 million at year-end, up $23 million, or 7.0% from December 31, 2006. Year-end loans totaled $257 million, up $24 million, or 10.4%, versus the end of 2006. The Company funded some of its loan growth through cash flow from maturing investments, but also increased total investment securities held at year-end through a $15 million matched leverage investment strategy implemented during the fourth quarter. As a result, year-end securities investment balances of $75 million reflect an increase of $4.3 million, or 6.1% over year-end 2006.
Within the loan category, commercial loans including commercial real estate increased $19.7 million, or 14.6% over the prior year-end, residential mortgage balances grew $5.0 million, or 7.5% during the year, and home equity balances increased $1.0 million, or 5.4%. Consumer installment loan and credit card balances declined by $1.7 million, or 15.7% during the year.
As of December 31, 2007, nonperforming assets totaled $.67 million, or .26% of period-end loans plus other real estate, compared with $1.51 million, or .65%, at the prior year-end. Net charge-offs for the quarter totaled $87 thousand, or an annualized rate of .14% of average total loans. For the full year of 2007, net charge-offs totaled $493 thousand or .20% of average total loans as compared to net charge-offs of $140 thousand or .06% during 2006.
The Company’s allowance for loan losses at December 31, 2007 was 1.01% of period end loans and the Company funded $119 thousand in loan loss provision during the fourth quarter. The ratio of allowance for loan losses to nonperforming loans stood at 453% at year-end. Commenting on the Company’s credit quality, Mr. Steiner noted, “While deteriorating credit quality has been a major concern in the broader economy, we have been pleased that no significant degradation in the quality of our loan portfolio has surfaced in the past year. We believe the loan loss reserve is appropriately funded for our current portfolio risk and loan charge-offs remain at modest levels.”
Liabilities totaled $314 million at December 31, 2007, up $21.8 million or 7.5% from the prior year-end. Deposit balances totaled $259 million at year-end, a decrease of $0.8 million, or 0.3% from the prior year-end total. Within the deposit category, non interest-bearing account balances increased $1.6 million, or 3.6%. Total interest-bearing checking, money market and traditional savings balances were virtually identical to year ago levels, while time deposits declined $2.4 million, or 1.9% from the prior year balance. In addition to the changes in year-end deposit balances, securities sold under repurchase agreement were $0.4 million, or 1.8%, below prior year-end balances. These agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.
Shareholders’ equity totaled $36.3 million on December 31, 2007 with 2.4 million common shares outstanding at year-end. The Company’s capital position remains strong, with tangible equity to assets at 10.4% on December 31, 2007, compared to 10.7% on December 31, 2006. The Company declared a common dividend of $.18 per share during the quarter, a $.02 increase from the prior-year quarter. Total dividends declared during 2007 were $0.72 per share, a 12.5% increase above prior year dividends.
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $350 million as of December 31, 2007. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with ten banking centers in Holmes, Tuscarawas and Wayne counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2007	2007	2007	2007	2006	2007	2006
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months

Net interest income FTE (a)	$3,437	$3,426	$3,313	$3,294	$3,354	$13,470	$13,377
Provision for loan losses	119	151	124	78	80	472	302
Other income	725	762	902	646	614	3,035	2,592
Other expenses	2,713	2,722	2,647	2,619	2,596	10,701	10,915
FTE adjustment (a)	31	36	38	39	48	144	210
Net income	880	863	956	815	846	3,514	3,110
Diluted EPS	0.35	0.35	0.39	0.33	0.34	1.42	1.23

PERFORMANCE RATIOS
Return on average assets (ROA)	1.05%	1.04%	1.17%	1.02%	1.05%	1.07%	0.97%
Return on average common equity (ROE)	9.54%	9.55%	10.85%	9.37%	9.65%	9.82%	8.95%
Net interest margin FTE (a)	4.34%	4.37%	4.30%	4.40%	4.40%	4.35%	4.45%
Efficiency ratio	65.36%	65.00%	62.88%	66.47%	64.50%	64.90%	68.11%
Number of full-time equivalent employees	127	135	128	124	126

MARKET DATA
Book value/common share	$14.82	$14.60	$14.26	$14.18	$14.03
Period-end common share mkt value	17.75	17.00	17.75	17.57	19.00
Market as a % of book	119.76%	117.42%	124.48%	123.94%	135.52%
PE ratio	12.68	12.14	11.38	13.31	13.97	12.50	15.45
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.16	$0.72	$0.64
Common stock dividend payout ratio	51.43%	51.43%	46.15%	54.55%	47.06%
Average basic common shares	2,455,938	2,462,885	2,461,918	2,487,087	2,499,356	2,467,110	2,526,914
Average diluted common shares	2,456,250	2,462,885	2,463,240	2,487,087	2,503,056	2,467,110	2,532,592
Period end common shares outstanding	2,447,624	2,462,880	2,462,888	2,462,931	2,499,181
Common shares repurchased	15,216	8	43	36,290	295	51,557	79,318
Common stock market capitalization	$43,445	$42,209	$43,716	$43,274	$47,484

ASSET QUALITY
Gross charge-offs	$153	$33	$379	$47	$107	$612	$310
Net charge-offs	87	23	353	30	10	493	140
Allowance for loan losses	2,586	2,554	2,426	2,655	2,607
Nonperforming assets (NPAs)	673	1,092	1,635	1,585	1,509
Net charge-off/average loans ratio	0.14%	0.04%	0.59%	0.05%	0.02%	0.20%	0.06%
Allowance for loan losses/period-end loans	1.01	1.04	1.00	1.13	1.12
NPAs/loans and other real estate	0.26	0.44	0.67	0.67	0.65
Allowance for loan losses/nonperforming loans	452.77	233.80	152.99	172.89	172.81

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.36%	10.89%	10.72%	10.83%	10.72%
Average equity to assets	11.01	10.88	10.82	10.91	10.86
Average equity to loans	14.67	14.65	14.72	15.11	15.13
Average loans to deposits	97.52	96.68	95.45	92.12	91.32

AVERAGE BALANCES
Assets	$332,243	$329,448	$326,665	$323,327	$320,407	$327,771	$319,749
Earning assets	314,236	310,884	308,703	303,899	302,226	309,465	300,707
Loans	249,394	244,675	240,208	233,434	230,004	241,979	225,445
Deposits	255,729	253,073	251,660	253,398	251,875	253,221	247,543
Shareholders’ equity	36,582	35,852	35,348	35,269	34,789	35,772	34,766

ENDING BALANCES
Assets	$350,270	$330,121	$327,465	$322,358	$327,240
Earning assets	331,267	311,860	309,484	305,129	307,682
Loans	256,659	245,626	242,485	235,818	232,432
Deposits	259,386	253,594	250,365	253,531	260,178
Shareholders’ equity	36,278	35,948	35,119	34,915	35,070

NOTES:
(a) — Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents
Cash and due from banks	$12,111,807	$12,643,440
Interest-earning deposits in other banks	81,555	9,748
Federal funds sold	0	5,000,000

Total cash and cash equivalents	12,193,362	17,653,188
Securities
Available-for-sale, at fair-value	71,419,830	67,135,126
Restricted stock, at cost	3,105,900	3,105,900

Total securities	74,525,730	70,241,026
Loans	256,659,059	232,431,938
Less allowance for loan losses	2,585,901	2,607,118

Net loans	254,073,158	229,824,820

Premises and equipment, net	7,273,238	7,390,182
Accrued interest receivable and other assets	2,204,257	2,130,631

TOTAL ASSETS	$350,269,745	$327,239,847

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Nontinterest-bearing	$46,038,976	$44,455,131
Interest-bearing	213,347,066	215,722,541

Total deposits	259,386,042	260,177,672

Short-term borrowings	27,305,157	28,022,077
Other borrowings	26,023,888	2,499,399
Accrued interest payable and other liabilities	1,276,610	1,470,379

Total liabilities	313,991,697	292,169,527

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,452,319	6,427,765
Retained earnings	17,990,445	16,248,608
Treasury stock at cost - 220,162 shares in 2007 and 168,605 shares in 2006	(4,599,282)	(3,696,102)
Accumulated other comprehensive loss	(239,101)	(583,618)

Total shareholders’ equity	36,278,048	35,070,320

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$350,269,745	$327,239,847

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended		Twelve months
	December 31,		December 31,
	2007	2006	2007	2006
Interest and dividend income:
Loans, including fees	$4,592,088	$4,349,050	$18,025,190	$16,643,728
Taxable securities	722,439	734,019	2,927,840	3,006,055
Nontaxable securities	53,490	85,467	251,551	382,479
Other	10,217	5,354	26,540	12,490

Total interest and dividend income	5,378,234	5,173,890	21,231,121	20,044,752
Interest expense:
Deposits	1,589,717	1,538,371	6,352,732	5,418,616
Other	382,462	329,354	1,552,007	1,458,675

Total interest expense	1,972,179	1,867,725	7,904,739	6,877,291

Net interest income	3,406,055	3,306,165	13,326,382	13,167,461
Provision for loan losses	118,560	80,000	472,100	301,667

Net interest income after provision for loan losses	3,287,495	3,226,165	12,854,282	12,865,794

Non-interest income
Service charges on deposits accounts	303,126	301,087	1,231,020	1,278,842
Trust services	185,842	147,804	730,715	540,299
Securities gains	11,400	(56,800)	16,830	(56,800)
Other	223,984	220,843	1,056,060	829,585

Total non-interest income	724,352	612,934	3,034,625	2,591,926
Non-interest expenses
Salaries and employee benefits	1,525,678	1,425,862	5,853,523	5,885,857
Occupancy expense	178,411	170,625	732,850	685,728
Equipment expense	132,032	122,191	504,356	498,517
Franchise tax expense	104,741	95,233	416,712	430,050
Professional and director fees	126,773	139,349	579,923	658,843
Other expenses	644,666	641,557	2,613,429	2,755,620

Total non-interest expenses	2,712,301	2,594,817	10,700,793	10,914,615

Income before income tax	1,299,546	1,244,282	5,188,114	4,543,105
Federal income tax provision	419,700	398,300	1,674,200	1,433,000

Net income	$879,846	$845,982	$3,513,914	$3,110,105

Net income per share
Basic	$0.35	$0.34	$1.42	$1.23

Diluted	$0.35	$0.34	$1.42	$1.23
Note: Certain prior year balances have been reclassified to conform to the current year presentation.